Exhibit 10.8

Share Pledge Agreement

SAISON FUNDEX CORPORATION (hereinafter referred to as the “Pledgee”) and GATES Inc. (hereinafter referred to as the “Pledgor and Obligor”) have entered into a share pledge agreement (hereinafter referred to as the “Agreement”) on April 10, 2023 (hereinafter referred to as the “Execution Date”).

Article 1 (Definitions)

The terms used in the Agreement shall have the following meanings:

(i) “Pledgor and Obligor”

Name: GATES Inc.

Address: 8-17-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

(ii) “Issuing Company”

(a) Name: Chuo Kanzai Inc.

Address: 8-17-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

(b) Name: Future Real Estate Institute Inc.

Address: Otaka Bldg. 6F 1-16-14 Shinjuku, Shinjuku-ku, Tokyo

(iii) “Secured Claim”

All claims held by the Pledgee against the Pledgor and Obligor under the loan agreement concluded between the Pledgee and the Pledgor and Obligor on April 10, 2023 (hereinafter referred to as the “Loan Agreement”)

(iv) “Secured Obligation”

Obligations relating to the Secured Claim

(v) “Cause Agreement”

Agreement giving rise to the Secured Claim

(vi) “Shares”

200 common shares of the Issuing Company (a) and 60 common shares of the Issuing Company (b) held by the Pledgor and Obligor

(vii) “Additional Shares”

Shares of the Issuing Company subscribed by the Pledgor and Obligor on or after the Execution Date

(viii) “Pledge”

Pledge made under the Agreement by the Pledgor and Obligor in favor of the Pledgee to secure the Secured Claim

Article 2 (Establishment of Pledge)

(1) The Pledgor and Obligor shall grant the first-priority-pledge on the Shares in favor of the Pledgee to secure the Secured Obligation.

(2) The Pledgor and Obligor shall, at the same time as the establishment of the Pledge, request the Issuing Company to list or record the establishment of the Pledge on the shareholder registry and deliver a copy thereof to the Pledgee.

Article 3 (Obligations of Pledgor and Obligor)

(1) Before the Execution Date, the Pledgor and Obligor shall obtain an approval of the General Meeting of Shareholders of the Issuing Company for the transfer of the Shares subject to the condition that the Pledge is exercised, and shall deliver to the Pledgee a copy of the minutes of the General Meeting of Shareholders attesting to such approval on the Execution Date.

(2) The Pledgor and Obligor shall amend the Articles of Incorporation with an approval of the General Meeting of Shareholders to be held after the Loan Agreement to amend the Articles of Incorporation to the effect that any request by the Pledgee for the approval of the transfer of the Shares upon execution of the Pledge shall be deemed to be approved.

(3) The Pledgor and Obligor shall cooperate, as necessary, to obtain and maintain effectively any license or approval which may be required for the performance of the Agreement.

Article 4 (Execution of Pledge)

(1) In case that the Pledgor and Obligor has forfeited the benefit of time in whole or in part of the Secured Obligation (including cases where the principal has not been fully paid and the payment date has arrived), the Pledgee may, without an advance notice, demand, or procedures prescribed by laws and regulations, acquire the Shares definitively by disposing of or evaluating the Shares in a manner, at a time, and at a price that are deemed to be generally reasonable by the Pledgee. The Pledgee may, at its option and without procedures prescribed by laws and regulations, appropriate the amount remaining after the deduction of costs and expenses incurred for the closing procedure from its disposal or evaluation to the balance of the Secured Claim. In this case, the Pledgor and Obligor shall not raise any objection to the evaluation method, time, and price, as well as the appropriation order designated by the Pledgee.

(2) In case of any surplus arising as a result of the disposition or evaluation set forth in the preceding paragraph, the Pledgee shall pay such surplus to the Pledgor and Obligor.

(3) The provisions of the preceding two (2) paragraphs shall apply mutatis mutandis to cases where the Shares are sub-pledged pursuant to the provisions of the preceding Article.

Article 5 (Representations and Warranties)

(1) The Pledgor and Obligor represents and warrants to the Pledgee of having full rights in the Shares free and clear of any security or encumbrance.

(2) The Pledgor and Obligor represents and warrants to the Pledgee that matters listed in the following are true as of the Execution Date:

(i) The Pledgor and Obligor is a corporation duly organized and validly existing under the laws of Japan

(ii) The Pledgor and Obligor has not fallen into insolvency, suspension of payments, or bankrupt, and there is no risk thereof by carrying out transactions under the Agreement and the Loan Agreement

(iii) No bankruptcy, civil rehabilitation, corporate reorganization, special liquidation, or other legal liquidation proceedings or private liquidation proceedings have been commenced, and no petition therefor has been filed

(iv) The financial statements (including annexed detailed statement) prepared by the Pledgor and Obligor conform to accounting standards generally accepted in Japan and have been prepared in an accurate and lawful manner

(3) The Pledgee and the Pledgor and Obligor acknowledge that if any of the representations and warranties set forth in the preceding two (2) paragraphs is not true or accurate, it shall be deemed as a breach of the Agreement by the Pledgor and Obligor.

(4) The Pledgee may claim compensation from the Pledgor and Obligor for any loss, expense, or other damage incurred by the breach of the Agreement by the Pledgee set forth in the preceding paragraph.

Article 6 (Submission of Documents)

(1) The Pledgor and Obligor shall submit the shareholder registry with the last day of the previous month as the record date to the Pledgee by the fifth (5th) day of each month (or the next business day in case of a non-business day for the Pledgee).

(2) The Pledgor and Obligor shall submit to the Pledgee at the time designated by the Pledgee the documents of the Pledgor and Obligor and the Issuing Company set forth in the following items:

(i) Financial statements (including annexed detailed statement) and tax returns

(ii) The latest trial balance

(iii) Fixed asset ledger

(iv) Fixed asset tax statement

(v) Certificates of payment and copies of receipts of taxes and dues, social insurance premiums, etc.

(vi) Any other documents related to the business and financial conditions that the Pledgee requested to be submitted

(3) In addition to the provisions set forth in the preceding paragraph, the Pledgee may, as necessary, request the Pledgor and Obligor to submit the documents set forth in items of the preceding paragraph and vouchers, etc. on which such documents are based, as appropriate. Upon such request, the Pledgor and Obligor shall promptly submit such documents to the Pledgee.

(4) The submission of the documents set forth in the preceding three (3) paragraphs shall be made by paper or electronic data, and the form thereof shall be separately designated by the Pledgee in consideration of the accounting system, etc. of the Pledgor and Obligor. Any cost for preparation of the documents shall be borne by the Pledgor and Obligor.

(5) The Pledgor and Obligor shall ensure that the documents disclosed under the Agreement is true and accurate.

Article 7 (Preservation of Collateral Value and Matters to be Observed)

(1) The Pledgor and Obligor shall not assign, provide as collateral, or dispose of the Shares to a third party without an advance written approval of the Pledgee.

(2) The Pledgor and Obligor shall not permit the Issuing Company to take any action that may reduce the value of the Shares, such as reduction of capital, company merger, company split, share exchange, share transfer, share delivery, transfer of important assets, provision of important assets as collateral, amendment of the Articles of Incorporation, establishment of subsidiaries, or holding of subsidiaries. In addition, the Pledgor and Obligor shall have the Issuing Company maintain its business continuity license and profit (operating profit, ordinary profit, and net profit after taxes).

(3) In case that the Secured Claim is assigned, the Pledgor and Obligor shall approve in advance the transfer of the Pledge in connection with such assignment and cooperate for the transfer of the Pledge.

(4) The Pledgor and Obligor shall, upon request of the Pledgee, deliver documents necessary for the preservation and exercise of the rights and profits of the Pledgee under the Agreement and take necessary measures for such preservation and exercise.

(5) The Pledgor and Obligor represents and warrants to the Pledgee of complying with matters listed in the followings. In case of not complying therewith, the Pledgor and Obligor Pledgee shall provide additional collateral to the Pledgee without fail upon request of the Pledgee.

(i) The Pledgor and Obligor shall maintain an ROA of 5.0% during the effective term of the Loan Agreement. The ROA is calculated by dividing operating profit by total assets

(ii) The Pledgor and Obligor shall not record any deficit in operating profit, ordinary profit, and net profit after taxes during the effective term of the Loan Agreement

(iii) The Pledgor and Obligor shall receive from the Issuing Company a dividend of not less than 20 million yen in total for each term

Article 8 (Rights of Shareholders)

(1) The Pledgor and Obligor shall report to the Pledgee in advance of any general meeting of shareholders of the Issuing Company to that effect and the agenda and proposals thereof.

(2) In case that dividends, liquidating dividends, etc. are paid under the Shares, the Pledgee may receive the same under the Pledge and may appropriate the same to the repayment of the Secured Obligation.

Article 9 (Absence of Assumption of Obligation)

The Pledgee shall not assume any obligation in connection with the Shares by the establishment of the Pledge, and the Pledgor and Obligor shall properly perform the obligation in connection with the Shares at its own responsibility and expense.

Article 10 (Relationship with Other Collaterals)

(1) The Pledge is established in addition to any other collateral or warranty owned by the Pledgee with respect to the Secured Claim, and both shall in no way affect each other and each shall secure the Secured Claim in full. The validity thereof shall in no way be affected by the establishment of the Pledge.

(2) The Pledgor and Obligor shall not claim any disclaimer in respect of the Pledge even if the Pledgee has changed or cancelled any other collateral or warranty for its convenience.

(3) The Pledgor and Obligor shall not exercise the rights acquired by subrogation without an advance approval of the Pledgee until the Secured Claim has been fully paid.

Article 11 (Collateral)

In case that, after the Execution Date, all or any part of the Shares become shares with restriction on transfer or are acquired by the Issuing Company, the Pledgor and Obligor shall provide the Pledgee with appropriate collateral.

Article 12 (Additional Collateral)

(1) In case of acquiring the Additional Shares, upon request of the Pledgee, the Pledgor and the Obligor shall grant the first-priority-pledge on the Additional Shares in favor of the Pledgee to secure the Secured Obligation.

(2) In case that the Additional Shares are pledged pursuant to the preceding paragraph, the provisions of the Agreement relating to the Shares and the Pledge shall be applied to the Additional Shares and such pledge, respectively.

Article 13 (Breach of Agreement)

The Pledgor and the Obligor has agreed, without objection, that any breach of the Agreement by the Pledgor and the Obligor shall result in the forfeit of benefit of time of the Secured Obligation upon request of the Pledgee.

Article 14 (Exclusion of Anti-social Forces)

(1) The Pledgee and the Pledgor and Obligor each represent and warrant to the other party that any of the followings is not applicable to itself, any of its officers, or person who substantially control the management:

(i) Falling under any of an organized crime group, a member of an organized crime group, a person for whom five (5) years have not elapsed since being ceased to be a member of an organized crime group, an associate member of an organized crime group, a company related to an organized crime group, a sokaiya (corporate racketeer), a group advocating social movement, a special intelligent violent group, or any other person equivalent thereto (hereinafter collectively referred to as the “Anti-social Forces”)

(ii) Having a relationship with the Anti-social Forces in which it is deemed that the Anti-social Forces control the management

(iii) Having a relationship with the Anti-social Forces in which it is deemed that the Anti-social Forces are substantially involved in the management

(iv) Having a relationship with the Anti-social Forces in which it is deemed to using the Anti-social Forces for the purpose of wrongful gain of itself or a third party, or for the purpose of causing damage to a third party

(v) Having a relationship with the Anti-social Forces in which it is deemed to be involved in the Anti-social Forces by providing funds, benefits, etc.

(vi) Having a socially reprehensible relationship with the Anti-social Forces

(2) The Pledgee and the Pledgor and Obligor represent and warrant not to commit, by itself or using a third party, any of the following acts:

(i) Violent demands

(ii) Unreasonable demands beyond legal liability

(iii) An act of using threatening language or conduct, or using violence in connection with a transaction

(iv) Spreading rumors, damaging the reputation of the other party by using fraudulent means or force, or obstructing the business of the other party

(v) Any other act equivalent to those set forth in the preceding items

(3) The Pledgee or the Pledgor and Obligor may immediately cancel the Agreement without any notice in case that it is found that the other party has breached any of the provisions of the preceding two (2) paragraphs, regardless of whether or not the reason is attributable to the other party.

(4) In case that the Agreement is cancelled pursuant to the provisions of the preceding paragraph, the party in breach shall compensate the cancelling party for damages incurred due to the cancellation. In this case, the party in breach shall not make any claim for damages against the cancelling party for any damage incurred due to the cancellation.

Article 15 (Burden of Costs)

All costs with respect to the execution of the Agreement, the exercise of the rights of the Pledgee under the Agreement (including, but not limited to, the evaluation of the Shares and satisfaction of the requirements for perfection, etc.), and the performance of the obligations of the Pledgor and Obligor shall be borne by the Pledgor and Obligor.

Article 16 (Governing Laws and Court of Jurisdiction)

The Agreement shall be governed by the laws of Japan, and any dispute arising out of or in connection with the Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 17 (Mutual Consultation)

Any inconsistency between the provisions of the Agreement and the Loan Agreement, those of the Agreement shall take precedence over those of the Loan Agreement. Any matter not provided for in the Agreement or any question arising in connection with the interpretation of the Agreement shall be discussed and resolved upon mutual consultation between the Pledgee and the Pledgor and Obligor.

IN WITNESS WHEREOF, the Pledgee and the Pledgor and Obligor have caused the Agreement to be executed in duplicate, affixed its seals and signatures thereto, and the Pledgee retains the original as well as the Pledgor and Obligor retains a copy thereof.

April 10, 2023

Pledgee:
3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo SAISON FUNDEX CORPORATION Representative Director, Teruhisa Aoyama

Pledgor and Obligor:
8-17-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo GATES Inc. Representative Director, Yuji Sekino